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                               EXECUTIVE AGREEMENT


            This AGREEMENT, dated as of June 16, 1997 is entered into by and between Celestial Seasonings, Inc., a Delaware corporation (the "Company") and Mo Siegel ("Executive").

                              TERMS AND CONDITIONS

            In consideration of the respective covenants and agreements of the parties contained in this Agreement, the parties agree as follows:

            Executive is Chairman of the Board of Directors of the Company (the "Board") and a key employee of the Company. The Company recognizes that Executive's contribution to the growth and success of the Company has been substantial. The Company wishes to assure that it will have the continued services of Executive and availability of Executive's advice and counsel, and the Company wishes to induce Executive to remain as Chairman of the Board. The Company considers it in the best interests of the Company and its stockholders that Executive be encouraged to remain with the Company, be associated with the Company's brand name, and continue to provide services to the Company.

            In view of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy whereof is hereby expressly acknowledged by the parties, the Company and Executive agree as follows:

      1. DEFINITIONS. As used in this Agreement, the following terms shall be defined as immediately set forth below:

            (a) "Cause" shall mean Executive's conviction of any criminal violation involving dishonesty, fraud or breach of trust or any felony, or Executive's willful engagement in gross misconduct in the performance of his duties that has the proximate result of a material and adverse effect on the financial condition of the Company.

            (b) "Disability" shall be deemed to occur if Executive, by reason of physical or mental incapacity, becomes unable to perform his normal duties for more than 180 days in the aggregate (excluding infrequent and temporary absence due to ordinary transitory illness) during any 12-month period.

            (c) "Good Reason" shall mean the occurrence of any one of the following events without Executive's consent:

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                  (i)   the Board assigns Executive to any duties or
      responsibilities substantially inconsistent with his position as Chairman of the Board, it being understood that in such capacity as Chairman of the Board, the Board has resolved that Executive will provide such consulting and advisory services to the Company as reasonably requested by the Company's Chief Executive Officer;

                  (ii) the Company fails to pay Executive (i) during the remainder of the Company's 1997 fiscal year, a salary equal to Executive s current base salary as in effect as of the date of this Agreement, plus a bonus for such fiscal year determined in accordance with the Company's policy as in effect on the date of this Agreement, and (ii) commencing with the Company's 1998 fiscal year and thereafter, a salary equal to $250,000 annually (without bonus provisions); provided, however, that if Executive's consulting and advisory services require more than 30 hours per week during the one year period commencing on the date of this Agreement, then, commencing with the Company s 1999 fiscal year, such salary of $250,000 annually shall be increased by an amount mutually agreed by the parties or the Company shall thereafter limit Executive's obligation to provide consulting and advisory services to less than 30 hours per week; or

                  (iii) the Company breaches this Agreement in any material respect, including without limitation failing to obtain a succession agreement from any successor to assume and agree to perform this Agreement, as contemplated by this Agreement.

            (d) "Reemployment" shall mean the Executive s being employed (including self employment) by a person other than the Company or its Affiliates.

            (e) "Termination Date" shall mean the date Executive ceases to be employed by the Company.

      2.    NATURE OF EMPLOYMENT RELATIONSHIP; PRINCIPAL OFFICE.

            (a) Executive's employment with the Company as Chairman of the Board may be terminated by duly authorized resolution of the Board in accordance with the Company's bylaws, or by Executive. No such termination shall affect Executive's status as a member of the Company's Board.

            (b) The Company agrees to provide Executive, within 30 days after the date of this Agreement (except as otherwise agreed by Executive), a lump sum payment of $25,000 in connection with Executive's establishment of an off-site office (which may be in Executive's home or another location in the Boulder,

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Colorado area) which will be used by Executive as his principal office (the
"Principal Office"). Executive agrees to move to the Principal Office as soon as practicable but in any event by September 1, 1997. The Company agrees that, as soon as practicable, the Company's telephone system will be set up so that all telephone calls received at the Company's headquarters for Executive shall be automatically routed to the Principal Office without the need for redialing by the caller. The Principal Office will staffed by an executive assistant chosen by Executive. Such executive assistant will be an employee of the Company for all purposes (including all benefits). Executive agrees to reimburse the Company for 40% of the salary which the Company pays to such
executive assistant.   The Company will pay directly, or reimburse Executive,
for all miscellaneous expenses incurred by Executive at the Principal Office that are directly related to the Company's business, including travel expenses incurred in compliance with the policies of the Company applicable to travel by senior executives of the Company, telephone, fax, overnight mail service, courier services, postage and similar expenses.

            (c) While Executive is employed by the Company, the Company will provide Executive with an appropriate secondary office at the Company's headquarters.

            (d) The provisions of this paragraph relating to Executive's offices shall terminate on the Termination Date.

      3. TERMINATION FOR CAUSE OR GOOD REASON. If either (i) the Company shall terminate Executive for Cause or (ii) Executive shall resign for Good Reason within six months following the event giving rise to Good Reason, then any such termination shall be communicated by written notice to the other party to this Agreement. Any such notice shall specify (i) the effective Termination Date, which shall not be more than 30 days after the date the notice is delivered; and (ii) in reasonable detail the facts and circumstances underlying a determination that the termination is for Cause or for Good Reason, as the case may be. If within 15 days after any notice is given, the party receiving such notice notifies the other party that a good faith dispute exists concerning the characterization of the termination, the Termination Date shall be the date on which such dispute is finally resolved either by written agreement of the parties or by a final arbitration or by a final judicial determination. In the absence of such written agreement of the parties or arbitration agreed upon to resolve such dispute, the party providing notice of the existence of such dispute shall have the right to proceed to final resolution of the dispute by judicial determination in any court of competent jurisdiction. Notwithstanding the pendency of any such dispute, until such dispute is finally resolved, the Company shall continue Executive and his dependents as participants, on the same basis as before the Termination Date, in all medical, dental and any other health insurance and similar benefit plans of the Company in which he and they

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participated when the notice giving rise to the dispute was given.  Benefits provided under this Section 3 are in addition to all other amounts due under
Section 4 of this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

            4.    SEVERANCE PAYMENTS.

            (a) Subject to the terms and conditions set forth in this Agreement, if either (i) the Company shall terminate Executive without Cause (other than by reason of death, Disability, following the expiration of this Agreement by its terms, or Executive's reaching any mandatory retirement age of at least 70 which may be established by the Company for all senior executives) or (ii) Executive shall resign for Good Reason within six months following the event giving rise to Good Reason, then the Company shall make the following payments and provide the following benefits to Executive after the Termination Date, subject in each case to any applicable payroll or other taxes required to be withheld:

                  (i) Within 15 days after the Termination Date, the Company shall pay Executive a lump sum amount in cash equal to accrued but unpaid salary (and bonus, if applicable) through the Termination Date, and unpaid salary with respect to any vacation days accrued but not taken as of the Termination Date.

                  (ii) For two years following the Termination Date,. the Company shall pay Executive $250,000 annually, in monthly payments in accordance with the Company's normal payroll practices.

                  (iii) The Company shall continue to provide Executive medical, dental and any other health insurance on the same terms as those generally applicable to the Company's executive officers (including coverage of Executive's family to the extent generally applicable to family members of the Company's executive officers). Such benefits shall be provided to Executive for life, provided, however, that such benefits will terminate on the date of Executive's Reemployment in a position providing substantially the same or greater benefits.

                  (iv) The Company shall continue to provide Executive life insurance, accidental death and dismemberment insurance and disability protection on the same terms as those generally applicable to the Company's executive officers. Such benefits shall be provided for the period beginning on the Termination Date and ending on the first to occur of (i) the date of Executive's Reemployment in a position providing substantially the same or greater benefits as provided by the Company on the Termination Date, or (ii) the second anniversary of the Termination Date.

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                  (v)   The Company shall pay to Executive a lump sum amount in
      cash equal to the unvested portion of the Company's contributions to Executive's account under any of the Company's plans that are "qualified" under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), to which the Company makes contributions to employee accounts in effect as of the Termination Date (the "Plans"), plus an amount in cash equal to two (2) times an amount equal to the amount of the Company's annual contribution on behalf of Executive pursuant to the Plans as in effect on the date of the Termination Date. For purposes of this Section, the Company's matching contributions to the Plans shall be deemed to be at the maximum percentage contribution to which Executive could be entitled under the Plans.

                  In addition, within 15 days after the Termination Date, Executive shall be paid in cash an amount equal to the Company's matching contributions determined pursuant to the Plans as in effect on the Termination Date, which would have accrued to the benefit of Executive had he continued his participation in, and elected to make the maximum contributions under, the Plans for the period of 24 months from the Termination Date or until December 31 of the year in which Executive would reach age 65, whichever is the shorter period. The benefits received by Executive pursuant to this Section are in addition to any benefits that were vested prior to the Termination Date in accordance with the terms of the Plans.

                  (vi) Within 15 days after the Termination Date, the Company shall pay to Executive (i) an amount in cash equal to the vested and unvested amounts that have been credited to Executive's account or accounts under any deferred compensation plan that the Company maintains for its employees as of the Termination Date whether or not then vested, plus (ii) an amount equal to the total amount required to be, or actually, credited to Executive's account, including interest equivalents, for the year in which the Termination Date occurs.

                  (vii) Simultaneously within the Termination Date, the Company shall accelerate the vesting of any unvested stock options such that all such options are deemed to be fully vested on the Termination Date.

                  (viii) If the Termination Date occurs within one hundred eighty (180) days after the date of this Agreement, the two (2) year periods contained in clauses (ii), (iv) and (v) above and the two (2) times multiple contained in clause (v) above shall each be increased such that the applicable number is equal to two (2) plus the portion of the year remaining from the Termination Date until the first anniversary of the date of this Agreement.

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            (b)   Executive is not required to seek other employment or
otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement. Except as otherwise provided in Sections 4(a)(iii) and 4(a)(iv) this Agreement, the amount of any payments or other benefits provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of Reemployment after the Termination Date, or otherwise.

            5.    CONFIDENTIALITY AND PROPRIETARY RIGHTS.

            (a) Executive recognizes and acknowledges that the Company and its Affiliates' trade secrets and proprietary information and procedures, as they may exist from time to time, are valuable, special and unique assets of the Company and its Affiliates' business, access to and knowledge of which are essential to the performance of Executive's duties. Executive agrees to hold as the Company's and its Affiliates' property, all documents, including all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company s and its Affiliates' business and affairs, whether used or made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company or any of its Affiliates, at any time, to deliver the same to the Company or any of its Affiliates.

            (b) Executive hereby agrees he will not at any time during his employment and thereafter disclose to any third party (other than in the ordinary course of business of the Company or any of its Affiliates) or use for the benefit of himself or any third party any Confidential Information (as such term is defined in Section 5(d) below) without prior written authorization of the Company or one of its Affiliates. Notwithstanding the foregoing, the restrictions of this Section 5(b) shall cease to apply (i) four years after the Termination Date with respect to Confidential Information concerning the Company s business of selling and manufacturing tea products, and (ii) two years after the Termination Date with respect to any other Confidential Information (or such earlier time period as the Noncompete Period (as defined in Section 6) applies to businesses other than the sale and manufacturing of tea).

            (c) Executive acknowledges the Company's Proprietary Rights (as such term is defined in Section 5(e) below) and agrees to disclose to the Company or any of its Affiliates promptly all information, details and data pertaining to the Proprietary Rights to the extent such information, details or data are not presently known to the Company or any of its Affiliates. Executive agrees that he will not at any time (other than in the ordinary course of business of the Company or any of its Affiliates) replicate the same formulas used by the Company at any time prior to the Termination Date. Executive agrees to comply with any policy concerning Proprietary Rights adopted by the Company prior to the Termination Date and generally applicable to the Company's employees.

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            (d)   As used in this Agreement, "Confidential Information" shall mean information which is not generally known to the public in the form available to Executive and which was or is used, developed or obtained by the Company or any of its Affiliates relating to the business of the Company or any of its Affiliates, or research and development, including, but not limited to, all client or customer lists, marketing strategies and techniques, trade secrets, engineering or other know-how or other information pertaining to the financial condition, business, research and development or prospects of the Company or any of its Affiliates.

            (e) As used in this Agreement "Proprietary Rights" shall mean any and all inventions, discoveries, research, engineering methods, systems, formulas, designs, mask works, copyrights, software, data, processes, products, projects, improvements and developments all whether or not published, confidential, protected or susceptible of protection by patent, trademark, service mark, copyright or other form of legal protection and whether or not any attempt has been made to secure such protection, which were made, conceived or reduced to practice at any time by Executive or by any other employee or consultant of the Company or any of its Affiliates, in whole or in part at the expense of, on the premises of, or with the assistance of the employees or consultants of, with the equipment or supplies of, or with the equipment or supplies of the employees or consultants of, the Company or any of its Affiliates, and any and all other Confidential Information. Notwithstanding the foregoing, no inventions, discoveries, research, engineering methods, systems, formulas, designs, mask works, copyrights, software, data, processes, products, projects, improvements or developments shall be deemed to be Proprietary
Rights under this Agreement unless they are directly related to either: (i) the Company's business of selling and manufacturing tea products, (ii) the Company's business of selling and manufacturing herbal and other supplement products, or
(iii) any other Company product developed after the date of this Agreement, provided that Executive has devoted significant time to the development, sale or manufacturing of such product and provided further that the Company is actively pursuing the development or sale and manufacturing of such product.

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            6.    NON-COMPETITION AND NON-SOLICITATION AGREEMENT.

            (a) In consideration of the Company's agreements as set forth in this Agreement, Executive agrees that during his employment and for the "Noncompete Period" defined below (provided, however, that the Noncompete Period shall be extended by any period during which Executive is found by a factfinder in any court or dispute resolution process to be in violation of this Section
6), he will not in any way, directly or indirectly, except in the proper exercise of his employment by the Company:

                  (i) engage in, represent, furnish consultant services to, be employed by, or have any interest (whether as owner, principal, director, officer, partner, agent, consultant, stockholder, or otherwise) in any business which (A) engages in the sale and manufacture of tea products; or
      (B) engages in the sale and manufacture of any herbal or other supplement products if such products accounted for at least 1% of the Company's net sales during the Company's most recent four quarters, or (C) otherwise engages in a business similar to those engaged in or proposed to be engaged in at any time prior to the Termination Date by the Company or any of its Affiliates. A business shall be deemed to be a business in which the Company is engaged under clause (C) above if such business has accounted for at least 5% of the Company's net sales during any of the Company's last four quarterly periods, and a business shall only be deemed to be a business in which the Company is proposed to be engaged under clause (C) above if the Company has expended at least $1 million in connection with such proposed business prior to the Termination Date and the Company continues to actively pursue such proposed business; provided, however, that following the expiration of 12 months from the Termination Date such business shall only be deemed to be a business in which the Company is proposed to be engaged if such proposed business has accounted for at least 2% of the Company s net sales during any of the Company's last four quarterly periods. Such restrictions shall apply in the specific geographic and customer markets served by the Company or any of its Affiliates at any time during, or upon termination of, Executive's employment (which shall include but not be limited to the United States). This Section 6(a)(i) shall not prevent Executive from owning (i) a nominal amount of the outstanding stock of any publicly traded company which competes with the Company in the tea business, provided Executive does not participate in the business of such entity, and (ii) up to ten percent (10%) of the outstanding stock of any publicly traded company and up to thirty-five percent (35%) of the outstanding stock of any non-publicly traded company, in each case which competes with the Company in any business other than the tea business, provided in each case Executive does not participate in the business of such entity;

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                  (ii)  (A) solicit, offer employment to, or assist in the
      hiring of any person who is employed, at the time of such activity, by the Company or any of its Affiliates, (B) encourage, induce, assist, or assist others in inducing any such person to terminate his or her employment with the Company or any of its Affiliates, or (C) in any way interfere with the relationship between the Company or any of its Affiliates and their employees; or

                  (iii) (A) contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person's or entity's attempt to compete with the Company or any of its Affiliates, in any business carried on by the Company or any of its Affiliates during Executive's employment, any customers, suppliers or other business associates of the Company or any of its Affiliates that were existing or identified prospective customers, suppliers or associates during Executive's employment, or (B) otherwise interfere in any way in the relationships between the Company or any of its Affiliates and their customers, suppliers and business associates.

            (b) For purposes of Sections 6(a)(i) and (iii) of this Agreement, in connection with the sale and manufacture of tea products, the Noncompete Period shall be four years following the Termination Date, and in connection with the sale and manufacture of herbal supplement products, other supplement products or any other product, the Noncompete Period shall be two years following the Termination Date. For purposes of Section 6(a)(ii) of this Agreement, the Noncompete Period shall be two years following the Termination Date. Notwithstanding the forgoing, the Noncompete Period in connection with the sale and manufacture of herbal supplement products and other supplement products shall terminate immediately if Executive waives his rights to, and releases the Company from any obligation to pay, any amounts and benefits pursuant to Section 4 of this Agreement (other than payments pursuant to Section 4(a)(i)) (whether such waiver occurs pursuant to a voluntary resignation or otherwise).

            (c) Executive agrees that this covenant is reasonable with respect to its duration, geographic area and scope. It is the desire and intent of the parties that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 6 shall be adjudicated to be invalid or unenforceable, this Section 6 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 6 in the particular jurisdiction in which such adjudication is made.

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            7.    STANDSTILL.  For a period of four years following the
Termination Date, Executive will not, directly or indirectly, without the consent of the Company (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended) in opposition to the management of the Company, (ii) announce or commence and tender offer for securities issued by the Company or its subsidiaries, (iii) propose any merger or business combination or other transaction with the Company or any of its subsidiaries, or (iv) formulate any plans or make any proposals in connection with any of the foregoing acts, or assist any other person in doing any of the foregoing acts. Nothing in this Agreement shall prevent Executive from personally acquiring securities of the Company, provided such acquisition is not pursuant to a tender offer.

            8.    NON-DISPARAGEMENT.

            (a) While employed by the Company and for four years following the Termination Date, Executive will not make any disclosure, issue any public statements or otherwise cause to be disclosed any information which is designed, intended, or might reasonably be anticipated to disparage the Company or its Affiliates or the Company's officers, directors, employees, business or prospects, or to discourage suppliers or customers of the Company or any of its Affiliates or otherwise to have a negative impact or adverse effect on the Company or any of its Affiliates. The provisions of this Section 8(a) shall not be deemed to prohibit Executive from competing with the Company and its Affiliates to the extent Executive is not prohibited from competing with the Company pursuant to Section 6 of this Agreement.

            (b) While Executive is employed by the Company and for four years following the Termination Date, the Company will not make, and will not permit its officers, directors or employees to make, any disclosure, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to disparage Executive and Executive's performance during the period Executive was employed by the Company or its Affiliates.

            (c) The foregoing provisions of Sections 8(a) and 8(b) shall not apply in any litigation or dispute resolution procedure selected or utilized by either party relating to any claimed breach of this Agreement.

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            9.    FURTHER ASSISTANCE.  Following the Termination Date, Executive
will provide, at the Company's expense, assistance reasonably requested by the Company (at reasonable times and places and for a reasonable periods) in connection with actions taken by Executive while employed by the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events prior to the Termination Date.

            10. USE OF EXECUTIVE'S SIGNATURE AND NAME. Promptly following any written request by Executive, the Company shall discontinue its use of Executive's name and signature on all packaging and advertising relating to Company products; provided, however that the Company shall not be required to recall or destroy any such packaging or advertising and may continue to use its existing supply of packaging and advertising until the supply is exhausted.

            11. COMPLETE AGREEMENT. This Agreement embodies the complete agreement between the parties in respect to the matters set forth in this Agreement, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The provisions herein shall be regarded as divisible, and if any of such provisions or any part thereof are declared invalid or unenforceable, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.

            12. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

            13. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that in no event shall Executive's obligations under this Agreement be delegated or transferred by Executive, nor shall Executive's rights be subject to encumbrance or to the claims of Executive's creditors. Without limiting the foregoing, Executive's right to receive payments under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or trust or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement is for the sole benefit of the parties hereto and shall not create any rights in third parties other than the Company's Affiliates. The Company shall require any proposed successor

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(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, concurrent with the execution of a definitive agreement with the Company to engage in any such transaction.

            14. REMEDIES. Each party will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. The parties agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that either party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

            15. REPRESENTATIONS AND WARRANTIES OF EXECUTIVE. Executive represents and warrants that he has full power and authority to enter into this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Executive, enforceable in accordance with its terms and conditions. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate modify of cancel or require any notice under any contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other obligation or liability to which Executive is a party or by which he is bound or to which any of his assets is subject (including but not limited to employment, nondisclosure and confidentiality agreements) or (b) violate any statute, regulation, rule, judgment, order, decree or other restriction of any government, government agency or court to which Executive is subject.

            16. CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Colorado. The parties agree that in the event of any claimed breach by any party to this Agreement, the matter may be presented in any federal or state court in Colorado having jurisdiction over the parties and the premises, or, in the alternative, the parties may mutually agree to select an arbitrator to resolve such matter. In the event of arbitration, the prevailing party shall be entitled to receive reimbursement from such other party of all reasonable costs and expenses, including attorneys' fees, which such prevailing party incurred in prosecuting or defending such matter, as the case may be, including costs and fees of the arbitration.

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            17.   MODIFICATIONS AND WAIVERS.  No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any term or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar terms or provisions at the time or at any prior or subsequent time.

            18. HEADINGS. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

            19. NOTICES. Except as otherwise expressly set forth in this Agreement, all notices, requests and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and, except as otherwise provided in this Agreement, shall be deemed to have been duly given if so given) in person, by cable, telegram, facsimile transmission, mailed by first class registered or certified mail, postage, prepaid or sent by overnight courier to the parties at the following addresses (or such other address as shall be furnished in writing by like notice, provided, however, that notice of change of address shall be effective only upon receipt):

            Notices to Executive
                  Mo Siegel
                  620 12th Street
                  Boulder, Colorado 80302

            Notices to the Company:
                  Celestial Seasonings, Inc.
                  4600 Sleepytime Drive
                  Boulder, Colorado 80301
                  Attention: Chief Executive Officer

                  With a copy to:
                  Thomas R. Stephens
                  Bartlit Beck Herman Palenchar & Scott
                  511 Sixteenth Street, Suite 700
                  Denver, Colorado 80202

            20. EXPENSES. Each party will pay its own expenses in connection with this Agreement and the performance of the transactions and obligations contemplated by this Agreement, provided, however, that the Company will reimburse Executive for reasonable attorneys fees in connection with the negotiation of this Agreement. In the event that either party files an action against the other in any court to collect, enforce, protect or preserve its rights under this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from such other party of all reasonable costs and expenses, including attorneys' fees, which such prevailing party incurred in prosecuting or defending such action, as the case may be.

            21. UNSECURED OBLIGATION. All rights of Executive and Executive's spouse or other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or payment of any amounts due hereunder. Neither Executive nor his spouse or other beneficiary shall have any interest in or rights against any specific assets of the Company, and Executive and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of the Company.


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.


MO SIEGEL

______________________________



CELESTIAL SEASONINGS, INC.



By:______________________________
Its:______________________________



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